                                                                EXHIBIT 10.2


                                    [LOGO]
                                  PICTURETEL

December 14, 1994

Mr. Les Strauss
29 D Skinner's Path
Marblehead, MA 01945

Dear Les:

I am pleased to report to you that the Compensation Committee of the Board of Directors approved an amendment to the severance pay provision contained in your letter of employment (or agreement).

The current language provides that in the event of a termination without cause, you could receive six (6) months base salary paid in three equal lump sum payments (30, 60, and 90 days following termination) and up to an additional six (6) months base salary continuance so long as you remained unemployed. Cause being defined as and limited to conviction of a felony or willful misconduct or gross negligence in the performance of duties which results in material harm to PictureTel.

The severance pay provision in your letter of employment (or agreement) is hereby immediately amended so as to read in its entirety:

"In the event that you are involuntarily terminated for any reason other than cause, you shall receive your then current base salary for a period of twelve
(12) consecutive months following such termination. For the purpose of this letter (or agreement), cause shall be defined as and be limited to conviction of a felony or willful misconduct or gross negligence in the performance of duties which results in material harm to PictureTel."

Please acknowlege your receipt and understanding of this letter by singing and returning the enclosed copy to Larry Bornstein at your earliest convenience.

Sincerely,

/s/ Norman Gaut
Norman Gaut
President,
Chief Executive Officer, and
Chairman of the Board

Acknowledged: /s/ Les Strauss
              ----------------------

Date: Jan. 15, 1995
      ------------------------------


        The Tower at Northwoods, 222 Rosewood Drive, Danvers, MA 01923
                 - Telephone: 508-762-5000 - Fax: 508-762-5244

                                    [LOGO]
                                  PICTURETEL

                                                        9 February 1990

Mr. Les Strauss
One Devonshire Street
Apt. #3708
Boston, MA 02109

Dear Les,

        I am pleased to offer you the position of Vice President of Finance and Administration and Chief Financial Officer. You would report to the President and manage the functions of Accounting, Finance, Contracts, Treasury and MIS.

        The starting salary would be $125,000 per annum with an additional bonus based on performance. The criteria for the bonus is given in an accompanying memo. In recognition of the transition costs to this new position, you will be guaranteed for your first year of employment 50% of the Target Bonus as defined in the same memo and a $5000 signing bonus.

        You would be granted 75,000 non-qualified options to buy PictureTel shares at a price of $5.50. The vesting period for these shares would be 6.25% per quarter measured from your starting date.

        If you are terminated by the Company without cause, then you would be entitled to receive three lump sum payments which in total are equal to one-half of your then annualized pre-bonus compensation to be paid in three equal lump-sum payments 30, 60 and 90 days after your formal termination date. In addition, if you are unemployed at the end of the six months immediately following termination, then PictureTel will pay you one twelfth of the same annualized pre-bonus compensation each month until you begin other employment or for six months, whichever is less. For the purpose of this letter cause shall be defined as limited to conviction of a felony, willful misconduct or gross negligence in the performance of duties which results in material harm to PictureTel.

        If the Company changes ownership, defined per section 7.4 of the PictureTel Equity Incentive Plan, then options which would normally vest over the twelve months following change of ownership would vest immediately.

        You will be reviewed once per year and, if appropriate, your base salary will be adjusted for meritorious performance.

        As an employee of PictureTel you will be entitled to participate in our insurance benefit programs. We offer two options: 1. a competitive medical plan through Prudential Insurance, or 2. membership in Harvard Community Health Plan, a health maintenance organization. In either case, PictureTel would contribute toward the monthly cost of such coverage an amount equal to 75% of the applicable Prudential premium.


PictureTel Corporation
One Corporation Way
Peabody, Massachusetts 01960
(508) 977-9500
fax (508) 977-9481

        You will be responsible for the rest of the cost with payment arranged through payroll deductions. In addition, PictureTel provides dental coverage, long term disability, accidental death and dismemberment, and life insurance coverage (life benefit equal to twice your annual salary). The premiums for the dental, disability and life insurance are paid 100% by PictureTel. We also offer a 401K Plan and a Tuition Reimbursement program.

        Finally, as a senior officer of the Company, you will be entitled to three weeks of vacation plus holiday and sick days according to PictureTel policy. If you work significantly more hours than would normally be expected of an officer at your level of responsibility then, at the discretion of the president, compensatory time off can be taken.

        We look forward to your joining our team, and to a long and successful relationship. Please indicate your acceptance of this offer and your anticipated start date by completing and signing the enclosed copy of this letter and returning it to me. Please also review and return to me the enclosed copy of our standard Noncompetition Agreement. This agreement supersedes all others dated previous to this document.



Sincerely,


/s/ Norman E. Gaut
Norman E. Gaut
President and CEO

NEG/jdc

Enclosure



ACCEPTED:          /s/ Les Strauss
          ------------------------------------


Date:    3/5/90     S.S.#     ###-##-####
      ------------        --------------------

Anticipated Start Date:          3/5/90
                        ----------------------